REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of the SSgA Funds:

In planning and performing our audit of the financial statements of each of the Funds of the SSgA Funds (comprised of the Money Market Fund, U.S. Government Money Market Fund,
Small Cap Fund, S&P 500 Index Fund, Yield Plus Fund, Disciplined Equity Fund, Intermediate
Fund, Growth and Income Fund, Prime Money Market Fund, U.S. Treasury
Money Market
Fund, Emerging Markets Fund, Tax Free Money Market Fund, Bond Market Fund, International
Stock Selection Fund, Tuckerman Active REIT Fund, International Growth Opportunities Fund,
High Yield Bond Fund, Special Equity Fund, Aggressive Equity Fund, IAM Shares Fund,
Intermediate Municipal Bond Fund and Life Solutions Funds: Income and
Growth Fund,
Balanced Fund and Growth Fund) for the fiscal year ended August 31, 2001, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the SSgA Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected.
Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of
Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2001.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




PricewaterhouseCoopers LLP
October 11, 2001